UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2018

STEEL PARTNERS HOLDINGS L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-35493	13-3727655
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 32nd Floor, New York, New York		10022
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (212) 520-2300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07  Submission of Matters to a Vote of Security Holders.

On May 24, 2018, Steel Partners Holdings L.P. (the "Company") held its Annual Meeting of Limited Partners (the "Annual Meeting"). A total of 26,164,143 limited partnership units of the Company were entitled to vote as of March 29, 2018, the record date for the Annual Meeting. There were 23,099,274 units present in person or by proxy at the Annual Meeting, representing approximately 88.28% of the units entitled to vote. At the Annual Meeting, unitholders were asked to vote on four proposals; set forth below are the matters acted upon by the unitholders at the Annual Meeting and the final voting results of each such proposal.

Proposal 1

The unitholders elected each of the four independent director nominees to the Board of Directors of the Company's general partner, Steel Partners Holdings GP Inc., until the limited partners' annual meeting in 2019 and until their successors are duly elected and qualified.

Nominee	For	Withheld	Broker Non-Votes
John P. McNiff	19,984,638	253,638	2,860,998
Joseph L. Mullen	19,985,638	252,638	2,860,998
General Richard I. Neal	19,985,638	252,638	2,860,998
Lon Rosen	19,956,039	282,237	2,860,998

Proposal 2

The unitholders approved, on an advisory basis, the compensation of the Company's named executive officers.

For	19,971,286
Against	182,514
Abstain	84,476
Broker Non-Votes	2,860,998

Proposal 3

The unitholders ratified the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018.

For	23,025,372
Against	68,029
Abstain	5,873

Proposal 4

The unitholders approved the 2018 Incentive Award Plan.

For	19,850,678
Against	282,393
Abstain	105,205
Broker Non-Votes	2,860,998

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 29, 2018	STEEL PARTNERS HOLDINGS L.P.

	By:	Steel Partners Holdings GP Inc.
Its General Partner

	By:	/s/ Douglas B. Woodworth
Douglas B. Woodworth
Chief Financial Officer